Exhibit 99.1

First National Corporation Announces Third Quarter Results and Stock Repurchase Plan

STRASBURG, Va., October 25, 2022 --- First National Corporation (the “Company” or “First National”) (NASDAQ: FXNC), the bank holding company of First Bank (the “Bank”), reported unaudited consolidated net income of $4.5 million and basic and diluted earnings per common share of $0.71 for the third quarter ended September 30, 2022. This compares to net income of $3.8 million and basic and diluted earnings per common share of $0.61 for the second quarter of 2022.

THIRD QUARTER HIGHLIGHTS

Key highlights of the third quarter ending September 30, 2022, are as follows. Comparisons are to the linked quarterly period ending June 30, 2022, unless otherwise stated:

●	Net income increased $619 thousand, or 16%, to $4.5 million
●	Return on average assets was 1.27%
●	Return on average equity was 17.27%
●	Net interest margin improved to 3.58% from 3.42%
●	Efficiency ratio improved to 61.10% from 62.69%
●	Loans increased $26.4 million, or 12%, annualized
●	Net interest income increased $437 thousand, or 15% annualized
●	Non-performing assets were unchanged at 0.15% of total assets

“First National Corporation delivered excellent third quarter results with 12% annualized loan growth, strong credit metrics, and an improved net interest margin and efficiency ratio,” said Scott C. Harvard, president and chief executive officer of First National. “The Company benefited from recent strategic expansion initiatives, loan growth and a higher net interest margin. We believe diversifying with employees and customers in attractive Virginia markets is building long term value for our shareholders. As we move forward, the Company will remain mindful of current economic uncertainties as our team continues to be disciplined in underwriting loans and managing to our long-term risk appetite.”

STOCK REPURCHASE PLAN

The Company also announced today that its board of directors authorized a stock repurchase plan on October 12, 2022, pursuant to which First National may repurchase up to $5.0 million of the Company’s common stock. First National intends to purchase shares periodically through privately negotiated transactions or in the open market in accordance with Securities and Exchange Commission rules. The Company’s board of directors authorized the purchase plan to run through December 31, 2023, unless the entire amount authorized to be repurchased has been acquired before that date. First National intends to fund the repurchase plan with a combination of cash on hand and cash generated from ongoing operations.

There is no guarantee as to the exact number of, or value of, shares that may be repurchased by First National, and First National may discontinue repurchases at any time that management determines additional repurchases are not warranted. The timing and amount of share repurchases under the stock repurchase plan will depend on a number of factors, including First National’s stock price performance, ongoing capital planning considerations, general market conditions, and applicable legal requirements.

NET INTEREST INCOME

For the third quarter of 2022, net interest income totaled $11.7 million, an increase of $437 thousand from $11.3 million for the second quarter of 2022 and was positively impacted by a higher interest rate environment and a continued change in the Company’s earning asset composition. The increase in net interest income was primarily driven by higher interest income from loan growth during the third quarter and increases in loan yields due to higher market interest rates. The favorable impact of the increase in loan yields was partially offset by an increase in deposit costs. The net interest margin expanded by 16 basis points during the third quarter to 3.58% from the previous quarter due to a 4% increase in net interest income and a 2% decrease in average earning assets. The impact of net interest margin expansion was greater than the impact of lower average earning assets in the third quarter. The yield on earning assets increased 32-basis points, which exceeded the 16-basis point increase in the cost of funds. A change in the composition of average earning assets also contributed to the increase in net interest income as average loans to average earning assets increased from 64% to 68%, while average interest-bearing deposits in banks to total average assets decreased from 9% to 6%.

Net accretion of discounts on purchased loans was included in interest and fees on loans and totaled $295 thousand in the third quarter of 2022 compared to $351 thousand in the second quarter of 2022. Accretion of Paycheck Protection Program (“PPP”) loan income, net of costs are also included in interest and fees on loans. Net accretion of PPP income totaled $0 in the third quarter of 2022 compared to $35 thousand in the second quarter of 2022.

ASSET QUALITY

Overview

During the third quarter of 2022, nonperforming assets (“NPAs”) as a percentage of total assets remained low at 0.15% at September 30, 2022. Accruing past due loan levels as a percentage of total loans totaled 0.27% at September 30, 2022, which was an 8-basis point increase as compared to June 30, 2022 and was 6 basis points lower than at September 30, 2021. Net charge-off levels remained low at 0.01% of total average loans for the third quarter of 2022. The allowance for loan losses totaled $6.3 million at September 30, 2022, which was a slight increase from $6.2 million at June 30, 2022.

Nonperforming Assets

NPAs totaled $2.1 million at September 30, 2022 and June 30, 2022, compared to $4.0 million at September 30, 2021. The following table shows a summary of NPA balances at the quarter ended (dollars in thousands):

	Sept. 30, 2022	June 30, 2022	Sept. 30, 2021
Nonaccrual loans	$ 566	$ 442	$ 2,158
Other real estate owned, net	1,578	1,665	1,848
Total nonperforming assets	$ 2,144	$ 2,107	$ 4,006

Past Due Loans

Past due loans still accruing interest totaled $2.4 million or 0.27% of total loans at September 30, 2022, compared to $1.7 million or 0.19% of total loans at June 30, 2022, and $2.7 million or 0.33% of total loans at September 30, 2021. Of the total past due loans still accruing interest, $306 thousand or 0.03% of total loans were loans past due 90 days or more at September 30, 2022, compared to $91 thousand or 0.01% of total loans at June 30, 2022, and $7 thousand or 0.00% of total loans at September 30, 2021.

Net Charge-offs

Net charge-offs were $111 thousand or 0.05% of total average loans on an annualized basis for the quarter ended September 30, 2022, compared to net charge-offs of 0.01% for the second quarter of 2022 and 0.02% for the third quarter of 2021. On a year-to-date basis through September 30, 2022, net charge-offs were $19 thousand or 0.00% of total average loans (annualized).

Provision for Loan Losses

For the quarter ended September 30, 2022, the Company recorded a provision for loan losses of $200 thousand, compared to a provision for loan losses of $400 thousand in the previous quarter, and a no provision for loan losses during the third quarter of 2021. The provision for loan losses for the third quarter of 2022 resulted from the impact of loan growth on the general reserve component of the allowance for loan losses and net charge-offs of $111 thousand.

Allowance for Loan Losses

At September 30, 2022, the allowance for loan losses totaled $6.3 million, which was a $90 thousand increase from $6.2 million as of June 30, 2022. The increase in the allowance for loan losses resulted from the impact of loan growth in during the quarter and was partially offset by the impact of improved qualitative factors related to the reduction of modified loans. The Bank modified terms of certain loans for customers negatively impacted by the pandemic during the fourth quarter of 2020 and the first half of 2021. The modifications lowered borrower’s loan payments by providing interest only payments for periods ranging between 6 and 24 months. As borrowers resumed regular principal and interest loan payments, modified loan balances decreased to $0 at September 30, 2022, compared to $4.7 million at June 30, 2022, and $13.3 million at September 30, 2021.

The allowance for loan losses as a percentage of total loans decreased slightly to 0.69% at September 30, 2022, compared to 0.70% at June 30, 2022, and increased slightly from 0.66% at September 30, 2021. The net discount on purchased loans totaled $2.7 million at September 30, 2022, compared to $2.9 million at June 30, 2022, and $3.8 million at September 30, 2021. The net discount on purchased loans is not included in the allowance for loan losses.

NONINTEREST INCOME

Noninterest income increased $247 thousand, or 9%, to $3.0 million in the third quarter of 2022 compared to the second quarter of 2022 primarily from higher ATM and check card fee income, bank-owned life insurance income and other operating income. ATM and check card fees increased $118 thousand, or 15%, from an annual payment received from the Bank’s check card vendor in during the quarter. Other operating income increased $99 thousand, primarily from a death benefit payment received during the quarter from a life insurance policy.

NONINTEREST EXPENSE

Noninterest expense increased $165 thousand, or 2%, to $9.1 million in the third quarter of 2022, compared to the second quarter of 2022 primarily from higher other operating expense, which was partially offset by lower equipment expense. Other operating expense was higher in the third quarter primarily from an increase in director fees related to annual equity compensation as well as an increase in losses related to customer account fraud. Equipment expense was lower in the third quarter when compared to the prior quarter primarily from higher costs incurred in the second quarter of 2022 from expenses related to the transition of The Bank of Fincastle customer accounts to First Bank’s operating systems.

BALANCE SHEET

At September 30, 2022, assets totaled $1.4 billion, which was a decrease of $31.1 million, or 9% (annualized) from June 30, 2022, and an increase of $27.8 million, or 2%, from September 30, 2021. Total assets declined from the prior quarter primarily due to a $51.5 million decrease in interest-bearing deposits in banks and a $10.6 million decrease in total securities. The decreases were partially offset by a $26.3 million increase in loans, net of the allowance for loan losses.

At September 30, 2022, loans totaled $906.5 million, an increase of $26.4 million or 12% (annualized) from $880.1 million at June 30, 2022. Average loans totaled $890.7 million for the third quarter of 2022, an increase of $32.7 million or 15% (annualized) from the prior quarter. At September 30, 2022, loans increased $84.1 million, or 10%, from the prior year as of September 30, 2021, and quarterly average loans increased $124.7 million, or 16%, from the same period in the prior year.

At September 30, 2022, total deposits were $1.3 billion, a decrease of $30.1 million or 9% (annualized) from June 30, 2022. Average deposits totaled $1.3 billion for the third quarter of 2022, a decrease of $27.2 million, or 8%, (annualized) from the prior quarter. The decline in deposits was primarily the result of a decrease in the balance of an internal money market account used by the Bank’s wealth management department for its clients. At September 30, 2022, deposits increased $53.5 million, or 4%, from the prior year as of September 30, 2021, and quarterly average deposits increased $69.2 million, or 6%, from the same period in the prior year.

The following table provides capital ratios at the quarters ended:

	Sept. 30, 2022	June 30, 2022	Sept. 30, 2021
Total capital ratio (2)	14.18%	14.23%	14.42%
Tier 1 capital ratio (2)	13.52%	13.56%	13.81%
Common equity Tier 1 capital ratio (2)	13.52%	13.56%	13.81%
Leverage ratio (2)	9.27%	8.87%	9.22%
Common equity to total assets (5)	7.16%	7.09%	8.62%
Tangible common equity to tangible assets (5) (6)	6.95%	6.88%	8.34%

For the quarter ended September 30, 2022, the Company’s common equity to total assets capital ratio and the tangible common equity to tangible assets capital ratio increased from the prior quarter, but decreased from the prior year, primarily due to the unrealized losses on the available-for-sale securities portfolio recorded in other comprehensive loss due to market interest rate increases during 2022.

During the third quarter of 2022, the Company declared and paid cash dividends of $0.14 per common share, consistent with the second quarter of 2022, and represented an increase of $0.02 per common share compared to cash dividends of $0.12 per share for the third quarter of 2021. The Bank was considered well-capitalized at September 30, 2022.

TRANSFER OF SECURITIES FROM AVAILABLE FOR SALE TO HELD TO MATURITY

On September 1, 2022, the Bank transferred 24 securities designated as available for sale with a combined book value of $82.2 million, market value of $74.4 million, and unrealized loss of $7.8 million, to securities designated held to maturity. The unrealized loss is being amortized monthly over the life of the securities with an increase to the carrying value of securities and a decrease to the related accumulated other comprehensive loss, which is included in the shareholders’ equity section of the Company’s balance sheet. The amortization of the unrealized loss on the transferred securities totaled $157 thousand, or $124 thousand net of tax, for the third quarter of 2022. The securities selected for transfer had larger potential decreases in their fair market values in higher interest rate environments than most of the other securities in the available-for-sale portfolio and included U.S. Treasury, agency, municipal and commercial mortgage-backed securities. The securities were transferred to mitigate the potential unfavorable impact that higher market interest rates may have on the carrying value of the securities and on the related accumulated other comprehensive loss. Securities designated as held to maturity are carried on the balance sheet at amortized cost, while securities designated as available for sale are carried at fair market value.

SUBSEQUENT EVENT

On October 3, 2022, First Bank Financial Services, Inc., a wholly owned subsidiary of the Bank, received proceeds totaling $3.0 million from the sale of its interest in a broker-dealer of investments. First Bank Financial Services, Inc. recorded a gain on the sale of the investment totaling $2.9 million in the fourth quarter of 2022. The gain has not been reflected on the Company’s income statements for three or nine months ended September 30, 2022.

ACQUISITION OF THE SMARTBANK LOAN PORTFOLIO

On September 30, 2021, the Bank acquired $82.6 million of loans and certain branch assets from SmartBank related to their Richmond area branch, located in Glen Allen, Virginia. Additionally, an experienced team of bankers based out of the SmartBank location transitioned to become employees of First Bank in the fourth quarter of 2021. First Bank did not assume any deposit liabilities from SmartBank in connection with the transaction and SmartBank closed their branch operation on December 31, 2021. The Bank continued to operate its loan production office from the former branch location.

ACQUISITION OF THE BANK OF FINCASTLE

On July 1, 2021, the Company completed the acquisition of The Bank of Fincastle for an aggregate purchase price of $33.8 million of cash and stock (the “Merger”). Fincastle was merged with and into First Bank. The former Fincastle branches operated as The Bank of Fincastle, a division of First Bank, until their systems were converted on October 16, 2021. There were no merger expenses in the third or second quarters of 2022, compared to merger expenses of $1.3 million in the third quarter of 2021.

ABOUT FIRST NATIONAL CORPORATION

First National Corporation (NASDAQ: FXNC) is the parent company and bank holding company of First Bank, a community bank that first opened for business in 1907 in Strasburg, Virginia. The Bank offers loan and deposit products and services through its website, www.fbvirginia.com, its mobile banking platform, a network of ATMs located throughout its market area, a loan production office, a customer service center in a retirement community, and 20 bank branch office locations located throughout the Shenandoah Valley, the central regions of Virginia, the Roanoke Valley, and in the city of Richmond. In addition to providing traditional banking services, the Bank operates a wealth management division under the name First Bank Wealth Management. First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

FORWARD-LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including the rapidly changing uncertainties related to the COVID-19 pandemic and its potential adverse effect on the economy, our employees and customers, and our financial performance. For details on other factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and other filings with the Securities and Exchange Commission.

CONTACTS

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@fbvirginia.com	sbell@fbvirginia.com

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2022	2022	2022	2021	2021
Income Statement
Interest income
Interest and fees on loans	$10,759	$9,963	$9,496	$9,365	$9,215
Interest on deposits in banks	380	251	70	64	79
Interest on federal funds sold	—	—	—	2	8
Interest on securities
Taxable interest	1,323	1,295	1,132	920	766
Tax-exempt interest	307	309	305	299	242
Dividends	23	21	21	23	21
Total interest income	$12,792	$11,839	$11,024	$10,673	$10,331
Interest expense
Interest on deposits	$927	$413	$340	$355	$369
Interest on subordinated debt	70	69	69	155	156
Interest on junior subordinated debt	68	67	67	68	68
Total interest expense	$1,065	$549	$476	$578	$593
Net interest income	$11,727	$11,290	$10,548	$10,095	$9,738
Provision for loan losses	200	400	—	350	—
Net interest income after provision for loan losses	$11,527	$10,890	$10,548	$9,745	$9,738
Noninterest income
Service charges on deposit accounts	$708	$698	$609	$625	$547
ATM and check card fees	915	797	750	894	753
Wealth management fees	739	760	803	716	696
Fees for other customer services	180	188	233	176	279
Brokered mortgage fees	72	58	94	123	155
Income from bank owned life insurance	166	131	144	152	161
Other operating income	247	148	78	275	57
Total noninterest income	$3,027	$2,780	$2,711	$2,961	$2,648
Noninterest expense
Salaries and employee benefits	$5,174	$5,086	$5,124	$5,099	$5,446
Occupancy	539	545	572	510	500
Equipment	546	620	559	527	519
Marketing	211	223	151	179	243
Supplies	117	131	136	168	176
Legal and professional fees	361	381	333	731	586
ATM and check card expense	332	347	303	317	329
FDIC assessment	109	132	152	112	87
Bank franchise tax	238	238	216	172	153
Data processing expense	243	221	236	1,271	465
Amortization expense	5	5	5	4	5
Other real estate owned expense, net	14	41	28	12	14
Other operating expense	1,194	948	829	924	903
Total noninterest expense	$9,083	$8,918	$8,644	$10,026	$9,426
Income before income taxes	$5,471	$4,752	$4,615	$2,680	$2,960
Income tax expense	1,017	917	886	497	562
Net income	$4,454	$3,835	$3,729	$2,183	$2,398

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2022	2022	2022	2021	2021
Common Share and Per Common Share Data
Earnings per common share, basic	$0.71	$0.61	$0.60	$0.35	$0.39
Weighted average shares, basic	6,257,040	6,250,329	6,238,973	6,226,838	6,220,456
Earnings per common share, diluted	$0.71	$0.61	$0.60	$0.35	$0.38
Weighted average shares, diluted	6,264,107	6,257,479	6,245,704	6,235,907	6,229,524
Shares outstanding at period end	6,262,381	6,252,147	6,249,784	6,228,176	6,226,418
Tangible book value at period end (4)	$15.31	$15.54	$16.54	$18.28	$18.11
Cash dividends	$0.14	$0.14	$0.14	$0.12	$0.12

Key Performance Ratios
Return on average assets	1.27%	1.08%	1.06%	0.63%	0.71%
Return on average equity	17.27%	15.04%	13.40%	7.44%	8.64%
Net interest margin	3.58%	3.42%	3.19%	3.13%	3.06%
Efficiency ratio (1)	61.10%	62.69%	64.36%	64.69%	64.86%

Average Balances
Average assets	$1,393,308	$1,419,878	$1,430,524	$1,366,855	$1,337,247
Average earning assets	1,309,794	1,334,976	1,352,311	1,289,977	1,272,969
Average shareholders’ equity	102,341	102,269	112,822	116,511	110,153

Asset Quality
Loan charge-offs	$181	$107	$106	$185	$111
Loan recoveries	70	81	224	111	80
Net charge-offs (recoveries)	111	26	(118)	74	31
Non-accrual loans	566	442	2,130	2,304	2,158
Other real estate owned, net	1,578	1,665	1,767	1,848	1,848
Nonperforming assets (3)	2,144	2,107	3,897	4,152	4,006
Loans 30 to 89 days past due, accruing	2,117	1,572	2,105	3,235	2,707
Loans over 90 days past due, accruing	306	91	52	—	7
Troubled debt restructurings, accruing	—	—	—	—	—
Special mention loans	3,183	—	—	—	—
Substandard loans, accruing	304	308	311	315	319

Capital Ratios (2)
Total capital	$134,882	$131,624	$128,567	$125,934	$128,197
Tier 1 capital	128,590	125,422	122,739	120,224	122,763
Common equity tier 1 capital	128,590	125,422	122,739	120,224	122,763
Total capital to risk-weighted assets	14.18%	14.23%	14.44%	14.76%	14.42%
Tier 1 capital to risk-weighted assets	13.52%	13.56%	13.79%	14.09%	13.81%
Common equity tier 1 capital to risk-weighted assets	13.52%	13.56%	13.79%	14.09%	13.81%
Leverage ratio	9.27%	8.87%	8.61%	8.82%	9.22%

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2022	2022	2022	2021	2021
Balance Sheet
Cash and due from banks	$22,809	$19,886	$19,989	$18,725	$19,182
Interest-bearing deposits in banks	52,976	104,529	129,801	157,281	95,459
Federal funds sold	—	—	—	—	80,589
Securities available for sale, at fair value	176,403	264,750	284,893	289,495	266,600
Securities held to maturity, at amortized cost	154,894	77,151	81,640	33,441	10,046
Restricted securities, at cost	1,908	1,908	1,908	1,813	1,813
Loans, net of allowance for loan losses	900,222	873,887	830,595	819,408	816,977
Other real estate owned, net	1,578	1,665	1,767	1,848	1,848
Premises and equipment, net	21,693	22,118	22,278	22,403	22,401
Accrued interest receivable	4,247	4,154	4,056	3,903	3,823
Bank owned life insurance	24,375	24,569	24,438	24,294	24,141
Goodwill	3,030	3,030	3,030	3,030	4,011
Core deposit intangibles, net	140	145	150	154	159
Other assets	19,320	16,898	13,117	13,641	8,740
Total assets	$1,383,595	$1,414,690	$1,417,662	$1,389,436	$1,355,789

Noninterest-bearing demand deposits	$438,306	$431,292	$417,776	$413,188	$411,527
Savings and interest-bearing demand deposits	693,970	731,125	734,051	689,998	652,624
Time deposits	133,770	133,733	141,065	145,566	148,419
Total deposits	$1,266,046	$1,296,150	$1,292,892	$1,248,752	$1,212,570
Subordinated debt, net	4,995	4,994	4,994	9,993	9,993
Junior subordinated debt	9,279	9,279	9,279	9,279	9,279
Accrued interest payable and other liabilities	4,198	3,952	3,934	4,373	7,041
Total liabilities	$1,284,518	$1,314,375	$1,311,099	$1,272,397	$1,238,883

Preferred stock	$—	$—	$—	$—	$—
Common stock	7,828	7,815	7,812	7,785	7,783
Surplus	32,620	32,398	32,298	31,966	31,889
Retained earnings	86,382	82,804	79,845	76,990	75,554
Accumulated other comprehensive (loss) income, net	(27,753)	(22,702)	(13,392)	298	1,680
Total shareholders’ equity	$99,077	$100,315	$106,563	$117,039	$116,906
Total liabilities and shareholders’ equity	$1,383,595	$1,414,690	$1,417,662	$1,389,436	$1,355,789

Loan Data
Mortgage real estate loans:
Construction and land development	$51,352	$49,118	$49,308	$55,721	$45,120
Secured by farmland	3,432	3,169	3,555	3,708	3748
Secured by 1-4 family residential	317,414	312,082	290,408	291,990	294,216
Other real estate loans	414,072	397,868	380,635	361,213	358,895
Loans to farmers (except those secured by real estate)	745	769	937	985	857
Commercial and industrial loans (except those secured by real estate)	111,400	108,780	102,745	98,820	104,807
Consumer installment loans	4,192	4,230	4,602	4,963	6,577
Deposit overdrafts	163	292	205	175	172
All other loans	3,744	3,781	4,028	7,543	8,019
Total loans	$906,514	$880,089	$836,423	$825,118	$822,411
Allowance for loan losses	(6,292)	(6,202)	(5,828)	(5,710)	(5,434)
Loans, net	$900,222	$873,887	$830,595	$819,408	$816,977

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2022	2022	2022	2021	2021
Reconciliation of Tax-Equivalent Net Interest Income (1)
GAAP measures:
Interest income – loans	$10,759	$9,963	$9,496	$9,365	$9,215
Interest income – investments and other	2,033	1,876	1,528	1,308	1,116
Interest expense – deposits	(927)	(413)	(340)	(355)	(369)
Interest expense – subordinated debt	(70)	(69)	(69)	(155)	(156)
Interest expense – junior subordinated debt	(68)	(67)	(67)	(68)	(68)
Total net interest income	$11,727	$11,290	$10,548	$10,095	$9,738
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – loans	$—	$—	$8	$8	$8
Tax benefit realized on non-taxable interest income – municipal securities	82	82	81	80	64
Total tax benefit realized on non-taxable interest income	$82	$82	$89	$88	$72
Total tax-equivalent net interest income	$11,809	$11,372	$10,637	$10,183	$9,810

FIRST NATIONAL CORPORATION
Year-to-Date Performance Summary
(in thousands, except share and per share data)

	(unaudited)
	For the Nine Months Ended
	September 30,	September 30,
	2022	2021
Income Statement
Interest income
Interest and fees on loans	$30,218	$23,432
Interest on deposits in banks	701	149
Interest on securities
Taxable interest	3,750	2,180
Tax-exempt interest	921	637
Dividends	65	65
Total interest income	$35,655	$26,471
Interest expense
Interest on deposits	$1,680	$1,060
Interest on subordinated debt	208	464
Interest on junior subordinated debt	202	202
Total interest expense	$2,090	$1,726
Net interest income	$33,565	$24,745
Provision for (recovery of) loan losses	600	(1,000)
Net interest income after provision for (recovery of) loan losses	$32,965	$25,745
Noninterest income
Service charges on deposit accounts	$2,015	$1,436
ATM and check card fees	2,462	2,036
Wealth management fees	2,302	1,996
Fees for other customer services	601	611
Brokered mortgage fees	224	416
Income from bank owned life insurance	441	374
Net gains on securities available for sale	—	37
Net gains on sale of loans	—	25
Other operating income	473	295
Total noninterest income	$8,518	$7,226
Noninterest expense
Salaries and employee benefits	$15,384	$12,694
Occupancy	1,656	1,346
Equipment	1,725	1,383
Marketing	585	487
Supplies	384	341
Legal and professional fees	1,075	1,806
ATM and check card expense	982	828
FDIC assessment	393	234
Bank franchise tax	692	493
Data processing expense	700	885
Amortization expense	15	24
Other real estate owned expense, net	83	14
Other operating expense	2,971	2,171
Total noninterest expense	$26,645	$22,706
Income before income taxes	$14,838	$10,265
Income tax expense	2,820	2,089
Net income	$12,018	$8,176

FIRST NATIONAL CORPORATION
Year-to-Date Performance Summary
(in thousands, except share and per share data)

	(unaudited)
	For the Nine Months Ended
	September 30,	September 30,
	2022	2021
Common Share and Per Common Share Data
Net income, basic	$1.92	$1.54
Weighted average shares, basic	6,248,847	5,322,696
Net income, diluted	$1.92	$1.53
Weighted average shares, diluted	6,254,968	5,329,939
Shares outstanding at period end	6,262,381	6,226,418
Tangible book value at period end	$15.31	$18.11
Cash dividends	$0.42	$0.36

Key Performance Ratios
Return on average assets	1.14%	0.97%
Return on average equity	15.12%	11.40%
Net interest margin	3.57%	3.13%
Efficiency ratio (1)	62.66%	64.34%

Average Balances
Average assets	$1,415,169	$1,121,225
Average earning assets	1,265,509	1,063,597
Average shareholders’ equity	106,285	95,861

Asset Quality
Loan charge-offs	$394	$1,262
Loan recoveries	375	211
Net charge-offs	19	1,051

Reconciliation of Tax-Equivalent Net Interest Income (1)
GAAP measures:
Interest income – loans	$30,218	$23,432
Interest income – investments and other	5,437	3,039
Interest expense – deposits	(1,680)	(1,060)
Interest expense – subordinated debt	(208)	(464)
Interest expense – junior subordinated debt	(202)	(202)
Total net interest income	$33,565	$24,745
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – loans	$8	$24
Tax benefit realized on non-taxable interest income – municipal securities	245	169
Total tax benefit realized on non-taxable interest income	$253	$193
Total tax-equivalent net interest income	$33,818	$24,938

(1) The efficiency ratio is computed by dividing noninterest expense excluding other real estate owned income/expense, amortization of intangibles, gains and losses on disposal of premises and equipment, and merger related expenses by the sum of net interest income on a tax-equivalent basis and noninterest income, excluding gains and losses on sales of securities.  Tax-equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit is 21%. See the tables above for tax-equivalent net interest income and reconciliations of net interest income to tax-equivalent net interest income.  The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency.  Such information is not prepared in accordance with U.S. generally accepted accounting principles (GAAP) and should not be construed as such.  Management believes; however, such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.

(2) All capital ratios reported are for First Bank.

(3) Nonperforming assets are comprised of nonaccrual loans and other real estate owned, net of selling costs.

(4) Tangible book value is calculated by subtracting goodwill and other intangibles from total shareholders' equity.

(5) Capital ratios presented are for First National Corporation.

(6) The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing consolidated total common shareholders’ equity by consolidated total assets, after reducing both amounts by goodwill and other intangible assets. The TCE ratio is not required by GAAP or by bank regulations, but is a metric used by management to evaluate the adequacy of the Company’s capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.